APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 758849103			 Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Rd, Suite 600, Radnor, PA  19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        1,128,764 shares, sole voting power

6. SHARED VOTING POWER
1,000 shares, shared voting power

7. SOLE DISPOSITIVE POWER
2,354,949 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,354,949 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
3.36%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			   	Regency Centers Corporation
				(Name of Issuer)
				Ordinary Shares
			          (Title of Class of Securities)
				  758849103
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) Regency Centers Corporation
(b) One Independent Dr, Suite 114, Jacksonville, FL  32202

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 201 King of Prussia Rd, Suite 600, Radnor, PA  19087
(c) N/A
(d) Ordinary Shares
(e) 758849103

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  2,354,949 shares
(b) 3.36%
(c)
   (i.)		1,128,764 shares, sole voting power
   (ii.)		1,000 shares, shared voting power
   (iii.)	2,354,949 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
William E. Zitelli, Chief Compliance Officer